Exhibit 99.1

News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Margaret Nollen	Paul Wardour
Vice President Investor Relations	Director of Marketing
(301) 841-2839	(301) 841-2745
CAPITALSOURCE REPORTS SECOND QUARTER 2006 OPERATING RESULTS
•	$0.51 adjusted earnings per diluted share on $87.5 million adjusted earnings

•	$13.6 billion total assets, up 6% or $765 million over first quarter 2006

•	$7.4 billion commercial assets, up 12% or $776 million over first quarter 2006

•	$782 million term debt securitization completed during the quarter

•	Loans on non-accrual status now 2.01% of total commercial loans
Chevy Chase, MD, August 9, 2006 – CapitalSource Inc. (NYSE: CSE) today reported net income for the quarter ended June 30, 2006 of $72.8 million, or $0.43 per diluted share, compared with net income of $65.3 million, or $0.42 per diluted share, for the quarter ended March 31, 2006. This compares to net income of $45.5 million, or $0.39 per diluted share, for the quarter ended June 30, 2005. Adjusted earnings were $87.5 million, or $0.51 per diluted share, for the quarter ended June 30, 2006 compared to $85.7 million, or $0.55 per diluted share, for the quarter ended March 31, 2006.
To better align with the industry standard, funds available for distribution, adjusted earnings now adjusts for non-cash equity compensation expense. See the accompanying financial table for a detailed reconciliation of adjusted earnings to U.S. generally accepted accounting principles (“GAAP”) net income. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for certain non-cash items, including real estate depreciation, amortization of deferred financing fees, non-cash equity compensation, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net unrealized gains and losses on investments, provision for loan losses, charge offs, recoveries, non-recurring items and the cumulative effect of changes in accounting principles, with appropriate adjustments of the foregoing for income taxes.
“This quarter’s core commercial asset growth of $776 million represents the strongest quarterly net growth in CapitalSource history,” said John K. Delaney, Chairman and Chief Executive Officer. “We are successfully executing our strategy by capitalizing on the savings inherent in our REIT structure, emphasizing our now more competitive real estate financing activities, and continuing the build out of our multiple corporate lending products, with a particular focus on asset-based lending,” added Delaney. “I am very pleased with all aspects of our business, particularly the continuation of our positive credit pipeline as we maintain discipline in this competitive environment.”
Second quarter dividends of $0.49 per share, or $82.9 million, were paid on June 30, 2006 to common shareholders of record as of June 12, 2006.
“Our second quarter earnings were solid, with net asset growth on target yet relatively back-end weighted,” said Thomas A. Fink, Chief Financial Officer. “Net finance margin, excluding prepayment-related fees, was ahead of our expectations and up slightly compared to the first quarter,” added Fink. “The outlook for the second half of the year is very strong, and we are on track to achieve our 2006 dividend goal of $1.96 per share and projected payout guidelines of up to 90% of adjusted earnings,” added Fink.
Commercial Lending & Investment Segment
     Asset Portfolio
•	Total commercial assets increased to $7.4 billion as of June 30, 2006, a net increase of $776 million, or 12%, from $6.6 billion as of March 31, 2006. Total commercial assets include loans, loans held-for-sale, receivables under reverse-repurchase agreements and direct real estate investments.

•	Total commercial loans outstanding as of June 30, 2006 was $7.2 billion compared to average commercial loans outstanding of $6.6 billion for the quarter ended June 30, 2006, as much of the portfolio’s growth materialized late in the quarter. Total commercial loans include loans, loans held-for-sale and receivables under reverse-repurchase agreements.

•	Funded commercial loan portfolio balance by lending business:

	June 30, 2006	March 31, 2006
Structured Finance	34%	33%
Healthcare and Specialty Finance	43%	39%
Corporate Finance	23%	28%
     Funded commercial loan portfolio balance composition:

	June 30, 2006	March 31, 2006
First mortgage loans	41%	37%
Senior secured asset-based loans	32%	32%
Senior secured cash flow loans	23%	27%
Mezzanine loans	4%	4%

The portfolio benefited from a focus on first mortgage and asset-backed lending during the quarter, including the introduction of complementary fixed-rate and low leverage real estate products, which have become more attractive as a result of the REIT structure. Corporate Finance new loan origination more than offset portfolio run-off during the quarter and was impacted by the de-recognition of $188 million of loans that were classified as held for sale. These loans are resident in a special-purpose entity that was deconsolidated for financial statement purposes.

•	Sale-leaseback transactions increased direct real estate investments by $38 million during the quarter ended June 30, 2006 to $238.4 million. Operating lease income of $6.7 million for the quarter ended June 30, 2006 compares to $4.6 million for the quarter ended March 31, 2006. The increase resulted from the full-quarter realization of a large sale-leaseback transaction that closed during the quarter ended March 31, 2006 and additional transactions completed during the quarter ended June 30, 2006. There were no sale-leaseback transactions in 2005.

•	Net investment income was $142.1 million for the quarter ended June 30, 2006, up slightly from $141.5 million for the quarter ended March 31, 2006, as increases from net interest and fee income replaced high prepayment-related fee income in the first quarter. Net investment income is defined as interest, fee and operating lease income less interest expense.
     Yield / Cost of Funds / Leverage / Net Finance Margin
•	Yield on average interest earning assets was 12.57% for the quarter ended June 30, 2006, a decrease of 12 basis points from 12.69% for the quarter ended March 31, 2006. Prepayment-related fee income declined 42 basis points of yield to 63 basis points of yield this quarter compared to an unusually high 105 basis points of yield in the quarter ended March 31, 2006. This reduction was partially offset by an increase of 27 basis points to yield from interest income during the quarter ended June 30, 2006, primarily due to higher short-term interest rates.

•	Cost of funds was 6.08% for the quarter ended June 30, 2006 compared to 5.55% for the quarter ended March 31, 2006. This increase was primarily the result of rising short-term interest rates, increased use of an unsecured credit facility and higher amortization of deferred financing fees. Overall borrowing spread to 30-day LIBOR increased to 1.00% for the quarter ended June 30, 2006 from 0.94% for the quarter ended March 31, 2006.

•	Average leverage during the quarter, as measured by the ratio of average debt to average equity for the quarter ended June 30, 2006 was down 0.79x to 3.07x, compared to average leverage of 3.86x for the quarter ended March 31, 2006, reflecting the impact of the March equity offering. Period end leverage, as measured by the ratio of total debt to total equity at the end of the period, increased as expected to 3.46x at June 30, 2006 from 3.00x at March 31, 2006. Since the equity offering in March 2006, our leverage has increased as we continue to fund new portfolio growth and maintain a conservative leverage target of up to 5.00x.

•	Net finance margin, defined as net investment income divided by average income earning assets, was 7.99% for the quarter ended June 30, 2006, a 41 basis point decrease from 8.40% for the quarter ended March 31, 2006. As anticipated, net finance margin declined quarter over quarter, primarily due to lower prepayment-related fees, lower pre-tax returns on real estate and real estate-related investments, and higher cost of funds on comparable average borrowings. Excluding prepayment-related fee income, net finance margin in the quarter ended June 30, 2006 was effectively unchanged from the quarter ended March 31, 2006.
     Allowance for Loan Losses/Provision/ Charge Offs
•	Allowance for loan losses was $100.8 million as of June 30, 2006, a $0.7 million decrease from $101.5 million as of March 31, 2006. This decrease was due to loan charge offs recorded during the quarter, partially offset by additional provision for loan losses. The provision for loan losses was $11.5 million for the quarter ended June 30, 2006, a decrease of $2.9 million from $14.4 million for the quarter ended March 31, 2006.

•	Allowance for loan losses as a percentage of gross loans was 1.41% as of June 30, 2006, a decrease of 17 basis points from 1.58% as of March 31, 2006. This decrease reflects the continued shift in mix of the portfolio toward a greater percentage of asset-based and first mortgage lending, and charge offs taken during the quarter.

•	Net charge offs were $12.2 million for the quarter ended June 30, 2006, compared to $0.3 million for the quarter ended March 31, 2006. For the six months ended June 30, 2006, net charge offs were within expectations at $12.5 million, or 0.39% of average loans (annualized).
     Credit Quality
•	Credit Metrics (As % of Total Commercial Loans):

	June 30, 2006	March 31, 2006
60+ Days Contractual Delinquencies	1.31%	0.66%
Loans on Non-accrual Status	2.01%	2.24%
Impaired Loans	3.28%	3.34%
Loans on non-accrual status, which management believes to be the most relevant credit statistic for the company, improved to 2.01% of the loan portfolio for the quarter ended June 30, 2006, while impaired loans improved slightly to 3.28%. These improvements were due to loan portfolio growth relative to the recognition of additional troubled loans, as well as charge offs taken during the quarter.
Delinquencies increased 65 basis points to 1.31% during the quarter ended June 30, 2006. The increase is primarily due to certain loans which are in the midst of refinancing with a third party or are backed by significant asset value and sponsor equity.
     Other Income
•	Other income was $7.3 million for the quarter ended June 30, 2006, an increase of $0.9 million from $6.4 million for the quarter ended March 31, 2006. This increase was primarily due to higher gains on derivatives that were determined not to qualify for hedge accounting, partially offset by the receipt of a $4.5 million break-up fee from a prospective loan during the quarter ended March 31, 2006.

Residential Mortgage Investment Segment
     Investment Portfolio
•	The residential mortgage investment portfolio was $5.5 billion as of June 30, 2006 compared to $5.7 billion as of March 31, 2006. Portfolio run-off was partially offset by the purchase of additional mortgage- and asset-backed securities. Effective March 2006, those investments in mortgage-backed securities which previously had been recorded net as derivatives were recognized on balance sheet as trading securities.

•	Net investment income was $3.3 million for the quarter ended June 30, 2006 compared to $2.4 million for the quarter ended March 31, 2006. The increase is primarily due to the full quarter income from mortgage-related receivables secured by residential prime mortgage loans acquired in February 2006 and corresponding debt obligations and full quarter recognition of the gross residential mortgage-backed security assets and corresponding repurchase agreement liabilities effective March 2006.

•	Other income (expense) was $4.0 million for the quarter ended June 30, 2006, an increase of $10.1 million from $(6.1) million for the quarter ended March 31, 2006. The increase was attributable to higher realized and unrealized gains on derivatives related to the residential mortgage investment portfolio and lower unrealized losses on residential mortgage-backed securities.

•	The adjusted earnings calculation eliminates the effect of mark-to-market adjustments for the residential mortgage-backed securities and related derivative instruments, which can result in swings in the net value of the residential mortgage investment portfolio from quarter to quarter.
     Yield / Cost of Funds
•	Yield on average interest earning assets was unchanged at 5.39% for the quarters ended June 30, 2006 and March 31, 2006.

•	Cost of funds was 5.23% for the quarter ended June 30, 2006, an increase of 20 basis points from 5.03% for the quarter ended March 31, 2006. This increase was primarily the result of rising short-term interest rates during the quarter.
CapitalSource Inc. Consolidated
     Funding
•	A term debt securitization was completed in April 2006 through the sale of floating-rate asset-backed notes secured by a pool of diversified commercial loans. The sale of notes, which totaled $715.8 million or 91.5% of the collateral pool, was accounted for as a secured borrowing. Proceeds of the offering were used to repay outstanding credit facility borrowings.

•	A $95 million expansion of the company’s unsecured credit facility was completed in June 2006, increasing the total unsecured commitment capacity to $640 million and expanding the bank group to 16 lenders.

•	In June 2006, the company entered into a new $500 million secured credit facility for the funding of real estate and real estate-related assets and was subsequently expanded to $900 million in July 2006.

•	Approximately $45 million of cash proceeds were received through the issuance of 1.9 million shares under the Dividend Reinvestment and Stock Purchase Plan during the quarter ended June 30, 2006.
     Operating Expenses/Income Taxes/Return on Equity
•	Total operating expenses increased $3.1 million to $53.7 million compared to the quarter ended March 31, 2006, primarily the result of higher compensation and depreciation expenses. Non-cash equity compensation was $9.8 million for the quarter ended June 30, 2006, up $3.3 million from $6.5 million for the quarter ended March 31, 2006. This increase is largely due to the expenses related to the new employment agreements entered into during the quarter which provide option and restricted stock grants to the Chairman and Chief Executive Officer (“CEO”) and the Vice Chairman and Chief Investment Officer. In the case of the CEO, these grants are in lieu of cash compensation. Depreciation related to direct real estate investments acquired through sale-leaseback transactions also increased during the quarter. Absent these items, operating expenses declined during the quarter ended June 30, 2006 as expected.

•	The overall effective tax rate for the quarter ended June 30, 2006 was 19.4%, reflecting the expected annual effective tax rate of 21.0% and the effects of a reduction in net deferred tax liabilities recorded in the first quarter, resulting from the company’s REIT election. The effective income tax rate attributable to the taxable REIT subsidiaries (TRSs) was 38.6% for the quarters ended June 30, 2006 and March 31, 2006.

•	As expected this quarter, adjusted return on equity declined to 18% primarily reflecting the effect of the March 2006 equity offering. Continued commercial loan and investment growth is expected to rebalance our capital structure and provide improved returns in future quarters.
Conference Call and Webcast
We will hold an analyst and investor call with a simultaneous webcast presentation on Wednesday, August 9, 2006 at 10:00 a.m. ET to discuss second quarter results. To participate, analysts and investors may call (800) 901-5218 from within the United States, or (617) 786-4511 from outside the United States, with pass code 45613295. For other interested parties, a webcast of the call may be accessed through the Investor Relations section of the CapitalSource website at http://www.capitalsource.com, or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome

A telephonic replay will be available from approximately 12:00 p.m. ET August 9, 2006 through August 16, 2006. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 26220728. An audio replay will also be available on the Investor Relations page of the CapitalSource website.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering first mortgage, asset-based, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Structured Finance, Healthcare and Specialty Finance and Corporate Finance. By offering a broad array of financial products, we had outstanding $10.5 billion in loan commitments as of June 30, 2006. Headquartered in Chevy Chase, Maryland, we have a national network of offices across the country. As of June 30, 2006, we had 549 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. The forward-looking statements in this press release regarding our intention to qualify as a REIT are subject to particular risks including, but not limited to: no occurrence of other events that require a change in the timing of our REIT election; material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price; our ability to access the capital markets on attractive terms or at all to obtain the financing we will need to manage the growth of our existing loan portfolio and to operate as a REIT; our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status; potential changes in tax laws that could reduce the benefits we associate with the REIT election; and the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 8, 2006. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets

	June 30,	March 31,
	2006	2006
	(Unaudited)
	($ in thousands)
ASSETS
Cash and cash equivalents	$302,055	$205,484
Restricted cash	224,388	251,444
Mortgage-related receivables, net	2,412,279	2,472,860
Mortgage-backed securities pledged, trading	3,093,675	3,221,981
Receivables under reverse-repurchase agreements	95,632	70,132
Loans held-for-sale	42,221	137,570
Loans:
Loans	7,033,118	6,225,235
Less deferred loan fees and discounts	(127,584)	(127,501)
Less allowance for loan losses	(100,775)	(101,506)

Loans, net	6,804,759	5,996,228
Property and equipment, net	249,851	212,600
Investments	161,550	101,801
Deferred financing fees, net	49,805	44,792
Other assets	133,640	90,244

Total assets	$13,569,855	$12,805,136

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,146,750	$3,201,025
Unsecured credit facilities	460,000	250,000
Secured credit facilities	2,903,978	2,613,473
Term debt	4,131,981	3,861,693
Convertible debt	555,000	555,000
Subordinated debt	283,504	283,504
Other liabilities	79,689	79,014

Total liabilities	11,560,902	10,843,709

Noncontrolling interests	56,341	56,341

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 175,840,043 and 173,665,573 shares issued; 174,540,043 and 172,365,573 shares outstanding, respectively)	1,745	1,724
Additional paid-in capital	1,950,721	1,896,277
Retained earnings	26,406	36,468
Accumulated other comprehensive income, net	3,666	543
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	1,952,612	1,905,086

Total liabilities, noncontrolling interests and shareholders’ equity	$13,569,855	$12,805,136

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,	Six Months Ended June 30,
	2006	2006	2005	2006	2005
	($ in thousands, except per share data)
Net investment income:
Interest income	$256,037	$195,498	$119,267	$451,535	$227,841
Fee income	36,603	41,542	38,469	78,145	64,952

Total interest and fee income	292,640	237,040	157,736	529,680	292,793
Operating lease income	6,694	4,625	—	11,319	—

Total investment income	299,334	241,665	157,736	540,999	292,793
Interest expense	153,918	97,782	42,797	251,700	77,383

Net investment income	145,416	143,883	114,939	289,299	215,410
Provision for loan losses	11,471	14,713	5,047	26,184	14,949

Net investment income after provision for loan losses	133,945	129,170	109,892	263,115	200,461

Operating expenses:
Compensation and benefits	34,130	33,320	30,588	67,450	51,954
Other administrative expenses	19,561	17,299	10,521	36,860	19,775

Total operating expenses	53,691	50,619	41,109	104,310	71,729

Other income (expense):
Diligence deposits forfeited	1,103	2,267	329	3,370	1,477
(Loss) gain on investments, net	(1,489)	(251)	3,164	(1,740)	5,292
Gain (loss) on derivatives	6,124	526	(80)	6,650	(7)
Gain (loss) on residential mortgage investment portfolio	4,035	(6,106)	—	(2,071)	—
Other income, net of expenses	1,523	3,908	2,321	5,431	3,282

Total other income	11,296	344	5,734	11,640	10,044

Noncontrolling interests expense	1,230	861	—	2,091	—

Net income before income taxes and cumulative effect of accounting change	90,320	78,034	74,517	168,354	138,776
Income taxes	17,531	13,110	29,062	30,641	54,123

Net income before cumulative effect of accounting change	72,789	64,924	45,455	137,713	84,653
Cumulative effect of accounting change, net of taxes	—	370	—	370	—

Net income	$72,789	$65,294	$45,455	$138,083	$84,653

Net income per share:
Basic	$0.43	$0.44	$0.39	$0.87	$0.73
Diluted	$0.43	$0.42	$0.39	$0.85	$0.72

Average shares outstanding:
Basic	168,866,621	149,722,991	116,669,187	159,309,225	116,539,867
Diluted	170,569,836	154,450,572	117,906,997	162,515,548	117,991,390

Dividends declared per share	$0.49	$0.49	$—	$0.98	$—

CapitalSource Inc.
Net Income to Adjusted Earnings Reconciliation
(Unaudited)
     During the first quarter of 2006, we began evaluating our performance based on several measures, including adjusted earnings. Management views adjusted earnings and the related per share measures as useful and appropriate supplements to net income and earnings per share. These measures serve as an additional measure of our operating performance because they facilitate evaluation of the company without the effects of certain adjustments in accordance with U.S generally accepted accounting principles (“GAAP”) that may not necessarily be indicative of current operating performance. We define adjusted earnings as net income as determined in accordance with GAAP, adjusted for real estate depreciation, amortization of deferred financing fees, non-cash equity compensation, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net unrealized gains and losses on investments, provision for loan losses, charge offs, recoveries, non-recurring items and the cumulative effect of changes in accounting principles, with appropriate adjustments of the foregoing for income taxes.
     Adjusted earnings should not be considered as an alternative to net income or cash flows from operating activities (each computed in accordance with GAAP). Instead, adjusted earnings should be reviewed in connection with net income and cash flows from operating, investing and financing activities in our consolidated financial statements, to help analyze how our business is performing. Adjusted earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

     A reconciliation of our reported net income to adjusted earnings for the three and six months ended June 30, 2006 and the three months ended March 31, 2006 was as follows:

	Three Months Ended		Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2006
	($ in thousands, except per share data)
Net income	$72,789	$65,294	$138,083
Add:
Real estate depreciation (1)	2,220	1,390	3,610
Amortization of deferred financing fees	7,525	6,902	14,427
Non-cash equity compensation	9,817	6,536	16,353
Net unrealized (gain) loss on residential mortgage investment portfolio, including related derivatives (2)	(3,770)	4,447	677
Unrealized gain on derivatives and foreign currencies, net	(6,882)	(251)	(7,133)
Unrealized loss on investments, net	3,870	1,236	5,106
Provision for loan losses	11,571	14,713	26,284
Recoveries (3)	—	—	—
Less:
Charge offs (4)	—	276	276
Nonrecurring items	—	—	—
Cumulative effect of accounting change, net of taxes	—	370	370
Adjustment for income taxes (5)	(9,633)	(13,907)	(23,540)

Adjusted earnings	$87,507	$85,714	$173,221

Net income per share:
Basic — as reported	$0.43	$0.44	$0.87
Diluted — as reported	$0.43	$0.42	$0.85

Average shares outstanding:
Basic — as reported	168,866,621	149,722,991	159,309,225
Diluted — as reported	170,569,836	154,450,572	162,515,548

Adjusted earnings per share:
Basic	$0.52	$0.57	$1.09
Diluted (6)	$0.51	$0.55	$1.06

Average shares outstanding:
Basic	168,866,621	149,722,991	159,309,225
Diluted (7)	173,080,654	156,236,043	164,665,696
(1) Depreciation for direct real estate investments only. Excludes depreciation for corporate leasehold improvements, fixed assets and other non-real estate items.
(2) Includes adjustments to reflect the period change in fair value of residential mortgage-backed securities and related derivative instruments.
(3) Includes all recoveries on loans during the period.
(4) To the extent we experience losses on loans for which we specifically provided prior to January 1, 2006, there will be no adjustment to earnings. All charge offs incremental to previously established allocated reserves will be deducted from net income.
(5) Adjustments to net income shown on a pre-tax basis. Adjustment for income taxes made for TRS items assuming a 38.6% tax rate for the three and six months ended June 30, 2006.
(6) Adjusted to reflect the impact of adding back noncontrolling interests expense of $1.2 million for the three months ended June 30, 2006, $0.9 million for the three months ended March 31, 2006, and $2.1 million for the six months ended June 30, 2006, to adjusted earnings due to the application of the if-converted method on non-managing member units which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.
(7) Adjusted to include average non-managing member units of 2,510,818 for the three months ended June 30, 2006, 1,785,471 for the three months ended March 31, 2006, and 2,150,148 for the six months ended June 30, 2006, which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.

Capital Source Inc.
Segment Data (1)

	Three Months Ended June 30, 2006			Three Months Ended March 31, 2006
	Commercial Lending	Residential Mortgage	Consolidated	Commercial Lending	Residential Mortgage	Consolidated
	& Investment	Investment	Total	& Investment	Investment	Total
	($ in thousands)
Net investment income:
Interest income	$180,083	$75,954	$256,037	$168,128	$27,370	$195,498
Fee income	36,603	—	36,603	41,542	—	41,542

Total interest and fee income	216,686	75,954	292,640	209,670	27,370	237,040
Operating lease income	6,694	—	6,694	4,625	—	4,625

Total investment income	223,380	75,954	299,334	214,295	27,370	241,665
Interest expense	81,262	72,656	153,918	72,833	24,949	97,782

Net investment income	142,118	3,298	145,416	141,462	2,421	143,883
Provision for loan losses	11,471	—	11,471	14,412	301	14,713

Net investment income after provision for loan losses	130,647	3,298	133,945	127,050	2,120	129,170

Total operating expenses	51,737	1,954	53,691	48,365	2,254	50,619

Total other income (expense)	7,261	4,035	11,296	6,450	(6,106)	344

Noncontrolling interests expense	1,230	—	1,230	861	—	861

Net income (loss) before income taxes and cumulative effect of accounting change	84,941	5,379	90,320	84,274	(6,240)	78,034
Income taxes	17,531	—	17,531	13,110	—	13,110

Net income before cumulative effect of accounting change	67,410	5,379	72,789	71,164	(6,240)	64,924
Cumulative effect of accounting change, net of taxes	—	—	—	370	—	370

Net income (loss)	$67,410	$5,379	$72,789	$71,534	$(6,240)	$65,294

	Six Months Ended June 30, 2006
	Commercial Lending	Residential Mortgage	Consolidated
	& Investment	Investment	Total
Net investment income:	($ in thousands)
Interest income	$348,211	$103,324	$451,535
Fee income	78,145	—	78,145

Total interest and fee income	426,356	103,324	529,680
Operating lease income	11,319	—	11,319

Total investment income	437,675	103,324	540,999
Interest expense	154,095	97,605	251,700

Net investment income	283,580	5,719	289,299
Provision for loan losses	25,883	301	26,184

Net investment income after provision for loan losses	257,697	5,418	263,115

Total operating expenses	100,102	4,208	104,310

Total other income (expense)	13,711	(2,071)	11,640

Noncontrolling interests expense	2,091	—	2,091

Net income (loss) before income taxes and cumulative effect of accounting change	169,215	(861)	168,354
Income taxes	30,641	—	30,641

Net income before cumulative effect of accounting change	138,574	(861)	137,713
Cumulative effect of accounting change, net of taxes	370	—	370

Net income (loss)	$138,944	$(861)	$138,083

(1) As previously discussed, on January 1, 2006 we began operating as two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Prior to 2006, we operated as a single business segment as substantially all of our activity was related to our commercial lending and investment business.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
June 30,	March 31,	June 30,	Six Months Ended June 30,
2006	2006	2005	2006	2005
Commercial Lending & Investment Segment:

Performance ratios:
Adjusted return on average assets	4.76%	5.15%	4.10%	4.95%	4.12%
Adjusted return on average equity	19.74%	25.93%	20.62%	22.46%	20.73%
Yield on average interest earning assets	12.57%	12.69%	12.59%	12.67%	12.04%
Cost of funds	6.08%	5.55%	4.25%	5.82%	3.99%
Net finance margin	7.99%	8.40%	9.18%	8.22%	8.86%
Operating expenses as a percentage of average total assets	2.87%	2.82%	3.22%	2.85%	2.91%
Efficiency ratio (operating expenses / net investment investment income and other income)	34.63%	32.70%	34.07%	33.67%	31.82%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	1.31%	0.66%	1.13%	1.31%	1.13%
Loans on non-accrual status as a percentage of loans (as of period end)	2.01%	2.24%	2.22%	2.01%	2.22%
Impaired loans as a percentage of loans (as of period end)	3.28%	3.34%	3.45%	3.28%	3.45%
Net charge offs as a percentage of average loans (annualized)	0.74%	0.02%	0.47%	0.39%	0.24%
Allowance for loan losses as a percentage of loans (as of period end)	1.41%	1.58%	0.88%	1.41%	0.88%
Total debt to equity (as of period end)	3.46	x	3.00	x	4.17	x	3.46	x	4.17	x
Equity to total assets (as of period end)	22.06%	24.60%	19.15%	22.06%	19.15%

Average balances ($ in thousands):
Average loans	$6,613,026	$6,364,136	$4,787,725	$6,489,269	$4,658,551
Average assets	7,241,677	6,947,553	5,123,760	7,094,584	4,972,839
Average interest earning assets	6,910,554	6,699,752	5,023,928	6,785,120	4,902,992
Average income earning assets	7,130,186	6,826,600	5,023,928	6,958,616	4,902,992
Average borrowings	5,356,722	5,322,890	4,038,993	5,339,899	3,912,351
Average equity	1,745,014	1,378,908	1,019,211	1,562,972	988,784

Consolidated CapitalSource Inc.:

Performance ratios:
Adjusted return on average assets	2.71%	3.83%	4.10%	3.17%	4.12%
Adjusted return on average equity	17.85%	22.68%	20.62%	19.95%	20.73%
Yield on average interest earning assets	9.36%	11.01%	12.59%	10.02%	12.04%
Cost of funds	5.69%	5.43%	4.25%	5.59%	3.99%
Net finance margin	4.57%	6.59%	9.18%	5.39%	8.86%
Operating expenses as a percentage of average total assets	1.66%	2.26%	3.22%	1.91%	2.91%
Efficiency ratio (operating expenses / net investment investment income and other income)	34.26%	35.10%	34.07%	34.66%	31.82%

Leverage ratios:
Total debt to equity (as of period end)	5.88	x	5.65	x	4.17	x	5.88	x	4.17	x
Equity to total assets (as of period end)	14.39%	14.88%	19.15%	14.39%	19.15%

Average balances ($ in thousands):
Average loans	$6,613,026	$6,364,136	$4,787,725	$6,489,269	$4,658,551
Average assets	12,954,351	9,086,046	5,123,760	11,030,040	4,972,839
Average interest earning assets	12,542,802	8,731,522	5,023,928	10,658,010	4,902,992
Average income earning assets	12,762,434	8,858,370	5,023,928	10,831,506	4,902,992
Average borrowings	10,847,931	7,307,304	4,038,993	9,087,398	3,912,351
Average equity	1,966,479	1,532,987	1,019,211	1,750,930	988,784

CapitalSource Inc.
Commercial Loan Portfolio/Credit Quality Data
(Unaudited)
Commercial Loan Portfolio (1) :

	June 30, 2006		March 31, 2006
	($ in thousands)
Composition of portfolio by loan type:
First mortgage loans	$2,953,042	41%	$2,389,551	37%
Senior secured asset-based loans	2,285,502	32	2,030,419	32
Senior secured cash flow loans	1,626,220	23	1,745,409	27
Mezzanine loans	306,207	4	267,558	4

Total	$7,170,971	100%	$6,432,937	100%

Composition of portfolio by lending business:
Structured Finance	$2,444,522	34%	$2,152,785	33%
Healthcare and Specialty Finance	3,104,461	43	2,501,217	39
Corporate Finance	1,621,988	23	1,778,935	28

Total	$7,170,971	100%	$6,432,937	100%

(1)	Our total commercial loan portfolio includes loans, loans held-for-sale and receivables under reverse-repurchase agreements.
Asset Classification:

	June 30, 2006	March 31, 2006
	($ in thousands)
Loans 60 or more days contractually delinquent	$94,073	$42,295
Non-accrual loans(1)	143,788	144,018
Impaired loans(2)	235,552	214,565
Less: loans in multiple categories	(193,243)	(181,731)

Total	$280,170	$219,147

Total as a percentage of total loans	3.91%	3.41%

(1)	Includes loans with an aggregate principal balance of $49.4 million and $33.6 million as of June 30, 2006 and March 31, 2006, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $49.4 million and $37.7 million, respectively, as of June 30, 2006 and March 31, 2006 that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $143.8 million and $144.0 million as of June 30, 2006 and March 31, 2006, respectively, that were also classified as loans on non-accrual status.